Exhibit 15.1

November 26, 2015

Consent of Independent Registered Chartered Professional Accountants

We hereby consent to the inclusion in this annual report on Form 20-F of Tasman Metals Ltd. (the “Company”), of our report dated November 26, 2015 (the “Report”), on our audit of the consolidated financial statements of the Company for the years ended August 31, 2015, 2014 and 2013 (the “Financial Statements”) which are included in the Company’s Form 20-F for the fiscal year ended August 31, 2015.

/s/D&H Group LLP

Chartered Professional Accountants